Exhibit 21

AMGEN INC.

The following is a list of subsidiaries of the Company as of December 31, 2014, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

STATE OR OTHER
SUBSIDIARY	JURISDICTION OF
(Name under which	INCORPORATION
subsidiary does business)	OR ORGANIZATION

Amgen (Europe) GmbH	Switzerland
Amgen Fremont Inc.	Delaware
Amgen Global Finance B.V.	Netherlands
Amgen Limited	England
Amgen Manufacturing, Limited	Bermuda
Amgen Research (Munich) GmbH	Germany
Amgen Rockville, Inc.	Delaware
Amgen S.A.S.	France
Amgen SF, LLC	Delaware
Amgen Technology (Ireland)	Ireland
Amgen Technology, Limited	Bermuda
Amgen USA Inc.	Delaware
Amgen Worldwide Holdings B.V.	Netherlands
ATL Holdings Limited	Bermuda
Immunex Corporation	Washington
Immunex Rhode Island Corporation	Delaware
Onyx Pharmaceuticals, Inc.	Delaware
Onyx Pharmaceuticals International GmbH	Switzerland
Onyx Therapeutics, Inc.	Delaware

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